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Exhibit 10.3

[Certain portions of this exhibit have been omitted pursuant to Rule 24b-2 and are subject to a confidential treatment request. Copies of this exhibit containing the omitted information have been filed separately with the Securities and Exchange Commission. The omitted portions of this document occur on pages 1, 2 and 3 and are marked with a **.]

UGS SALES AGREEMENT

        THIS AGREEMENT is made as of this 21st day of February 2003 by and between QIT-FER ET TITANE INC., a Quebec corporation with offices at 1625 Marie-Victorin Boulevard, Sorel-Tracy, Quebec, Canada, J3R 1M6 (hereinafter "QIT"), and TIOXIDE EUROPE LIMITED, and English company with registered offices at Haverton Hill Road, Billingham TS23 1PS, England (hereinafter, the "Buyer");

        WHEREAS QIT is a significant producer of upgraded titanium bearing slag ("UGS)" and Buyer, a member of the Huntsman Tioxide Group of affiliated companies ("Buyer's Group"), is a significant consumer of upgraded titanium feedstocks;

        WHEREAS the parties are desirous of entering into an agreement whereby the manufacture and purchase of a predetermined amount of UGS is established for the mutual benefit of enhancing predictability of the operations of each of the parties;

        NOW THEREFORE, for and in consideration of the covenants and conditions herein contained, the parties hereto agree as follows:

ARTICLE I. SCOPE

        QIT agrees to sell and deliver, and Buyer agrees to buy, take delivery of and consume, upgraded titanium bearing slag (hereinafter called "UGS"), produced at QIT's plant at Sorel-Tracy, Quebec, Canada, in the quantities and at the times specified herein and in accordance with the terms of this Agreement.

ARTICLE II. DEFINITIONS

        Unless otherwise indicated, a "ton" is a metric ton of one thousand kilograms dry weight, a "month" and a "year" are a calendar month and a calendar year, respectively, "dollars", "cents", and the dollar and cent signs ("$" and "¢") refer to lawful money of the United States of America. "Official Samples" has the meaning given to it in Article XI and all percentages are based on dry weights. "Party" means QIT as one party and Buyer as one party. "STEM" shall mean that UGS will be available and ready for loading at the point of shipment on the stated date and in the quantity specified.

ARTICLE III. TERM

A.
Unless terminated earlier pursuant to the provisions contained herein, this Agreement shall commence on January 1, 2003 and end on December 31, 2003.

B.
In the event either Buyer or QIT shall become bankrupt, insolvent, commit any act of bankruptcy or insolvency, or compromise with its creditors, then the other party shall have the option, without notice or demand, to cancel this Agreement. The preceding rights are without prejudice to any other rights and remedies as are available to the parties hereunder or otherwise under the law.

ARTICLE IV. QUANTITY

A.
Buyer shall purchase and take delivery of and QIT shall sell and deliver ** tons of UGS in 2003 (the "Contracted Quantity").

B.
If, by December 31, 2003, Buyer has not taken delivery at Sorel-Tracy of the entire annual Contracted Quantity set forth in Article IV.A above for such year, then Buyer shall pay QIT for that tonnage of UGS being the difference between the Contracted Quantity and the quantities actually delivered less any quantities excused due to Force Majeure, at the Price (as defined in Article V) established for UGS in that year. QIT shall prepare a final invoice (the "Final Annual Quantity Invoice") for such amounts of UGS, which shall reflect price adjustments in accordance with Articles V and VIII, on or before January 31 of the following year. The Final Annual Quantity Invoice shall be rendered and paid in accordance with Article VIII.

ARTICLE V. PRICE

A.
Price

  The Basic Price of UGS for the year 2003 shall be US$**, FOB Sorel-Tracy.

B.
Price Adjustment for TiO2 Content

  The Price established under this Article V is the UGS containing 95.0% titanium dioxide (TiO2) content. The Price of a shipment of UGS shall be adjusted on a pro rata basis for each 0.1% of TiO2 in excess of or below the 95.0% TiO2 level.

C.
Price Adjustment for Sizing

  In the event the sizing of UGS shipments in a year exceeds the limits set forth below, the applicable Price shall be adjusted downwards by a percentage (or fractions thereof) equal to the percentage of UGS of plus 850 microns in excess of seven percent (7%), of minus 75 microns in excess of two percent (2%) and of minus 53 microns in excess of one half percent (0.5%). Price adjustments pursuant to this paragraph shall be made annually in arrears as provided in Article VIII.

ARTICLE VI. SHIPMENTS

A.
QIT shall deliver UGS into Buyer's Vessel at QIT's dock, Sorel-Tracy, Quebec. QIT and Buyer shall agree on a shipping schedule whereby deliveries are spread more or less evenly throughout the year. The parties acknowledge that the shipping schedule may vary during that period of time in which the St. Lawrence River is so blocked with ice as to prevent the passage of cargo vessels. Buyer shall obtain any import licenses or other documents that may be required to import UGS into the country of destination.

B.
Buyer shall arrange for and furnish a cargo vessel (herein called "Buyer's Vessel"). Notwithstanding the agreed shipping schedule, Buyer shall request and receive STEM from QIT with respect to each shipment, one (1) month prior to the arrival of Buyer's Vessel at Sorel-Tracy. So far as possible, Buyer shall give QIT not less than ten (10) days' notice of the expected date of arrival of each Buyer's Vessel at Sorel-Tracy. QIT will load cargo in lower holds only and will spout-trim cargo. Any levelling required by other means than spout-trimming and any other abnormal loading costs, including time required therefor, shall be for Buyer's account. Cleanliness and/or protection of the holds of Buyer's Vessel shall be solely Buyer's responsibility. As a convenience to Buyer however, QIT shall, prior to loading, undertake on Buyer's behalf the inspection of the holds of Buyer's Vessel and, if deemed necessary by QIT, QIT shall on Buyer's behalf require any such necessary cleaning and/or protection to be performed, but in no event shall QIT be liable for contamination or any other damages in connection with cleanliness and/or protection of Buyer's Vessel, whether caused by QIT's own negligence or otherwise. Buyer's Vessel shall shift to anchor during such cleaning and/or protection. The costs of such cleaning and/or protection shall be for Buyer's account including the costs of delays caused to Buyer's Vessel and time used therefor shall not count as laytime.

C.
QIT agrees to load at a minimum rate of ** tons per weather working day of 24 consecutive hours. Notice of readiness shall be presented to QIT during office hours, which at present are 9:00 a.m. to 5:00 p.m., Monday through Friday, and 9:00 a.m. to 12:00 noon on Saturdays. Laytime shall start at 8:00 a.m. on the working day next following the delivery and acceptance of such notice of readiness, whether Buyer's Vessel is in berth or not. Any time from noon Saturday to 8:00 a.m. Monday and any time on holidays and before laytime starts shall not count as laytime unless used, and, if used, only half such time to count as laytime. It is contemplated that vessels will normally be loaded and discharged in turn. However, QIT may at its option delay docking and loading Buyer's Vessel or request Buyer's Vessel to shift to anchor or other berth to give preference to QIT's ore or coal vessels even though Buyer's Vessel shall have been presented for loading prior to QIT's ore or coal vessels. If QIT exercises its option in the preceding sentence and Buyer's Vessel is not loaded in turn, QIT shall be liable for any demurrage due to delay incurred by such loading out of turn and the costs of Buyer's Vessel shifting to anchor and reberthing.

D.
Buyer shall furnish demurrage rates to QIT at least one day in advance of arrival of a Buyer's Vessel. QIT agrees to pay Buyer demurrage if loading is not completed in the allowed time at the rate specified in the Charter Party, but only up to a maximum of Ten Thousand Dollars ($10,000.00) per day, fractions of a day to be adjusted pro rata. Buyer agrees to pay QIT despatch for laytime saved at half the demurrage rate specified in the Charter Party, but only up to a maximum of Five Thousand Dollars ($5,000.00) per day, fractions of a day to be adjusted pro rata.

E.
QIT makes no representations, and none are implied, as regards its loading dock or the water depth threat except that so long as the St. Lawrence River level is not less than 13.1 feet above mean sea-level at Sorel-Tracy, Quebec, as recorded by the Canadian Hydrographic Survey, the minimum water depth at QIT's dock will be thirty (30) feet.

ARTICLE VII. TITLE AND RISK OF LOSS

        Title to and risk of loss in UGS shall pass to Buyer when the UGS has effectively passed the ship's rail of Buyer's Vessel at QIT's dock at Sorel-Tracy, Quebec, Canada. Once the title to and risk of loss in UGS has passed to Buyer, QIT shall not be responsible for any losses or damages of any kind and howsoever arising to UGS, except as expressly provided in this Agreement.

ARTICLE VIII. INVOICING AND PAYMENT

A.
Regular Payments

  Unless otherwise agreed, payment for UGS shall be made by Buyer in U.S. dollars by telegraphic transfer to QIT, to such account at QIT shall notify to Buyer, within thirty (30) days of the date of the Bill of Lading for such shipment. QIT shall provide Buyer with the following documents:

  1.
  QIT's commercial invoice covering the shipment, based on the assumption that the TiO2 content of UGS is 95.0%;

  2.
  QIT's weight certificate;

  3.
  A full set of clean on-board ocean bills of lading covering the shipments in question, designating "QIT-Fer er Titane Inc." as shipper and "Tioxide Europe Limited" or any affiliated company designated by Buyer, as consignee; and

  4.
  Such other documents and papers as may be required to clear UGS for shipment from Canada to the port of destination.

  The above-mentioned documents shall be airmailed to Buyer or such affiliated company as Buyer shall have designated in accordance with Article XVIII. QIT shall accept payment from any of

  Buyer's affiliated companies, but Buyer shall be primarily and separately liable for all sums properly due and unpaid under this Agreement that are not paid by such affiliates.

B.
Final Invoice and Payment

  Any adjustment which may be necessary as a result of the outcome of the analysis of the Official Samples shall be embodied in a final invoice. Payment by Buyer of the total amount due, if any, on the final invoice shall be effected by telegraphic transfer, within thirty (30) days of the date of the final invoice. In the event the final invoice reflects an amount due from QIT to Buyer, QIT shall remit the appropriate amount to Buyer by telegraphic transfer within thirty (30) days of the date of the final notice.

C.
Final Annual Quantity Invoice

  By January 31 of each year, QIT shall prepare and present a Final Annual Quantity Invoice relating to the previous year, which Final Annual Quantity Invoice shall reflect amounts due, if any, calculated as provided for in Article IV.B for Contracted Quantities Buyer has not ordered and taken delivery of during the preceding year.

  Payment by Buyer of the total amount due, if any, on the Final Annual Quantity Invoice shall be effected by telegraphic transfer to QIT within seven (7) days of Buyer's receipt of such Final Annual Quantity Invoice.

D.
Other Invoices and Payments

  Payment of other amounts due hereunder, such as the fees referred to in Articles XI.B2 and XI.C.5 shall be made by Buyer to QIT as soon as reasonably practicable after receipt of the invoice for such amounts.

ARTICLE IX. SPECIFICATIONS

A.
The UGS shall contain at least 94.0%, but typically 95.0% or greater, equivalent TiO2 by weight determined as set for in Article XI of this Agreement.

B.
The UGS shall meet the following specifications:

1.
Maximum chromium oxide (Cr203) content of 0.08% by weight;

2.
Maximum vanadium pentoxide (V205) content of 0.60% by weight;

3.
Maximum ferric oxide (Fe2O3) content of 2.40% by weight;

4.
Maximum manganese oxide (Mn0) content of 0.10% by weight;

5.
Maximum calcium oxide (Ca0) content of 0.20% by weight;

6.
Maximum magnesium oxide (Mg0) content of 1.30% by weight;

7.
Maximum silica (SiO2) content of 2.40% by weight; and

8.
Maximum moisture (H2O) content of 0.20% by weight.

C.
The specifications set out in Articles IX.A and B shall be referred to in this Agreement as the "Specifications".

ARTICLE X. WARRANTY

A.
QIT warrants that the UGS sold and delivered hereunder shall conform to the Specifications set forth in Article IX hereof.

B.
In the event that any UGS sold and delivered hereunder does not conform to said Specifications and in the event the parties are unable to agree on an equitable adjustment, QIT shall, at its costs and expense, remove or otherwise dispose of such non-conforming product and replace it with an equivalent quantity of UGS which meets the Specifications. The obligation to remove or dispose of and replace non-conforming UGS shall not be applicable in the event Buyer fails to give notice of such non-conforming UGS as provided for in Article XI.C.

  The warranty and remedy expressed in this Article X is the sole and exclusive warranty made by QIT with respect to the UGS to be delivered under this Agreement. QIT makes no other warranty, expressed, implied (including any warranty of merchantability or fitness for a particular purpose), statutory or otherwise.

D.
QIT shall not be responsible for any damages whatsoever, whether direct, indirect, consequential or incidental, relating directly or indirectly to the sale or use of any UGS. QIT's sole obligation in the event of delivery of non-conforming product shall be that set forth in this Article X. Buyer agrees to indemnify and hold QIT harmless from and against any claims, losses, damages, costs, expenses or liability of whatsoever nature from third parties arising out of or in connection with such use of UGS from and after the passage of title and risk to UGS.

ARTICLE XI. INSPECTION, WEIGHING, SAMPLING AND ANALYSIS

A.
Inspection and Weighing

1.
Weight of UGS loaded aboard Buyer's Vessel will be determined by the use of a weightometer which QIT will make all reasonable effort to inspect, maintain and keep properly adjusted for accuracy. Weight, recorded by weightometer, shall be corrected for average weightometer variation. This corrected weight, which includes moisture, shall then be adjusted for the moisture content. The resulting dry weight shall be the basis on which UGS is invoiced for payment.

2.
Copies of the inspection certificates of the weightometer shall be provided to Buyer by QIT upon request.

B.
Sampling

1.
Each shipment of UGS loaded aboard Buyer's Vessel shall be sampled at QIT's Plant by ITS Caleb Brett, 2561 Georges V, Montreal-East, Quebec, Canada, H1L 6S4, an independent testing laboratory, or such other independent testing laboratory as shall be agreed upon by Buyer and QIT. Such independent laboratory shall take and distribute representative samples (herein called "Official Sample(s)") from each shipment in accordance with the Sampling and Sample Preparation Procedure, set forth in Exhibit "A"—Procedure "SAP S-101", attached hereto and made a part hereof.

2.
Lab Fees—The fees for service of such independent testing laboratory shall be paid equally by QIT and Buyer.

C.
Analysis

1.
Methods of Analysis—All analyses shall be made by the methods outlined in Exhibit "B"—Procedure "SAP S-009", Exhibit "C"—Procedure "SAP S-010", Exhibit "D"—Procedures "SAP S-003", Exhibit "E"—Procedure "SAP S-102", which are attached hereto and made a part hereof or by such other methods as QIT shall consider appropriate provided that the results obtained from such other methods are consistent with the results which would be obtained by using the methods outlined in the above-mentioned exhibits.

  2.
  Analysis by QIT—QIT shall analyze the Official Samples and the results of such analysis for each shipment shall be provided to Buyer not later than thirty (30) days following the date of such shipment.

  3.
  Analysis by Buyer—Buyer may, but shall not be obligated to, analyze the official Samples. Unless Buyer notified QIT, within sixty (60) days of receipt of an Official Sample that Buyer's analysis indicates that product fails to meet the Specifications or that the TiO2 content is more than one-half of one percent (0.5%) different from QIT's analysis, the results of QIT's analysis shall be final and conclusive save and except for manifest errors in sampling.

  4.
  Umpire Procedure—Should Buyer's analysis of the Official Samples indicate that product does not meet the Specifications or that the TiO2 content of product is more than one-half of one per cent (0.5%) different from QIT's analysis, Buyer may so advise QIT, who will then request the independent testing laboratory referred to above to forward for analysis its retained Official Sample to such umpire analyst (being an independent testing laboratory) as shall be agreed to from time to time by the parties. The parties hereby agree that Inspectorate Griffith Ltd., 2 Perry Road, Witham, Essex, CM8 3TU, England, shall be the initial umpire analyst. The umpire shall analyze the Official Sample in accordance with the methods outlined in the exhibits referred to in Article XI.C.1.

  5.
  Settlement—The umpire's analysis as to TiO2 content and that of Buyer or QIT, whichever is in closer agreement to the umpire's analysis, shall be averaged to establish the revised analysis for the shipment. If the umpire's analysis is exactly halfway between Buyer's and QIT's analyses, such umpire's analysis shall then be used to establish the revised analysis for the shipment.

    If such revised analysis results in a price adjustment in accordance with the procedure described in this Agreement, QIT shall issue a credit or debit invoice as the case may be. If an umpire's analysis is required on any Specification other than TiO2, the umpire's analysis and that of Buyer or QIT, whichever is in closer agreement to the umpire's analysis, shall be averaged as the basis for final settlement; provided that if the umpire's analysis lies exactly halfway between Buyer's and QIT's analysis, the umpire's analysis shall be the basis for final settlement. If such analysis determines that UGS does not meet each of such Specifications, the parties shall proceed as described in Article X of this Agreement. The Cost of an umpire's analysis shall be paid by the party whose analysis varies most from the umpire's analysis unless such variations are equal, whereupon, the cost shall be borne equally by the parties.

D.
Revision of Sampling and Analytical Procedures

  The procedures set forth in the Exhibits referred to in this Article are believed to be the most satisfactory ones now available. In the event better procedures become available, each of said Exhibits may be revised with the written approval of Buyer and QIT.

ARTICLE XII. ARBITRATION

        Any dispute between QIT and Buyer arising out of or in any way connected with this Agreement, its negotiation, performance, breach, existence or validity shall, unless settled by mutual agreement or conciliation and failing settlement thereunder, be referred for final and binding arbitration in London, England, under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration shall be presided over by three (3) arbitrators of which QIT shall appoint one and Buyer shall appoint another, and the two (2) appointed arbitrators shall appoint the Chairman of the arbitral tribunal within sixty (60) days following their appointment by the parties hereto, failing which the Chairman shall be appointed by the International Court of Arbitration of the International Chamber of Commerce. The language of the arbitration shall be English.

ARTICLE XIII. TAXES AND DUTIES

        Canadian taxes or duties now or hereafter imposed on the export of the Product during the term of this Agreement shall be for the sole account of QIT. All other taxes or duties now or hereafter imposed on the import of Product in connection with this Agreement shall be for the sole account of Buyer.

ARTICLE XIV. PATENTS

A.
QIT agrees to protect and hold Buyer harmless against any and all claims that UGS, in the state or form as sold under this Agreement, infringes or allegedly infringes any product claims of any Canadian or United States patent owned by third parties. QIT will, at its own cost and expense, defend any and all suits which may be brought against Buyer on account of said infringement of such Canadian or United States patent or patents, and QIT shall pay any and all fees, costs and damages awarded in said suits; provided, however, that the total liability for damages under this Article XIV shall in no event exceed the aggregate sales price of Product sold to Buyer during the year in which such infringement commenced.

B.
QIT's obligations pursuant to this Article XIV shall be conditional upon Buyer giving prompt notice to QIT of any claims by third parties of any such alleged infringement and of all information available to Buyer in respect of such alleged infringement or claim.

ARTICLE XV. FORCE MAJEURE

        In the event of any contingency which is beyond the reasonable control of QIT or Buyer including, but not limited to (i) any strike, lockout, industrial dispute, difference with workmen, accident, fire, explosion, earthquake, flood, mobilization, war (whether declared or undeclared), act of any belligerent in any such war, riot, rebellion, revolution or blockade, (ii) any requirement, regulation, restriction, or other act of any Government, whether legal or otherwise, (iii) any inability to secure or delay in securing export licenses or import licenses, cargo space or other transportation facilities necessary for the shipment or receipt of Product or fuel or other supplies or material including ilmenite ore or electric power necessary for the operation of the mines and plants where Product is produced or consumed, (iv) any delay in or interruption to transportation by rail, water or otherwise, (v) any damage to or destruction of such mines or plants of QIT or Buyer, or (vi) any other contingency, excluding market conditions of any sort, which is beyond the reasonable control of QIT or Buyer, whether or not of the nature or character hereinbefore specifically enumerated, which event delays or interferes with the performance of this Agreement or the consumption of Product, (an event of "Force Majeure") then such event shall be considered sufficient justification for delay in making shipment or delivery or taking delivery or performance hereunder (other than the payment of money), in whole or in part, until such event ceases to exist, and this Agreement shall be deemed suspended for so long as such event delays or interferes with the performance hereof, provided that prompt notice of any such event be given by the party affected to the other party. Any delay or interference which affects QIT's supply of Product to customers shall entitle QIT to allocate equitably any available Product among customers in its discretion.

        Anything to the contrary herein notwithstanding, if such event of Force Majeure occurs, the obligation of QIT to sell and deliver and of Buyer to buy and to take delivery of UGS with respect to any year shall terminate (unless otherwise agreed between the parties) at the end of the year as to quantities of UGS which have not been loaded aboard Buyer's Vessel at Sorel-Tracy, by the end of the year due to such event of Force Majeure. Nothing contained in this Article shall require Buyer to pay for, or QIT to make up or compensate for, any UGS not delivered due to the application of this Article XV.

ARTICLE XVI. DEFAULT & LIMITS OF LIABILITY

        For purposes of this Article XVI, a "default" shall mean any failure by either party to make any payment (except for a bona fide dispute as to the accuracy of the amount due) or to perform any obligation under or pursuant to this Agreement for any reason other than an event of Force Majeure as defined in Article XV.

        No default shall be deemed to have occurred unless the party in default shall have first been given written notice of such default and shall have failed to cure such default within thirty (30) days in the event of a failure to pay and in all other events, within sixty (60) days after receipt of such written notice.

        In the event of a default arising from a breach of Buyer's duty to pay for UGS delivered or for the total amount of the Contracted Quantity in any particular year, QIT shall have the right to seek damages for all loss or damage actually sustained as a direct result of the default. In addition, (except for a bona fide dispute as to the accuracy of the amount due), QIT shall have the right (subject to Buyer's right to cure its default pursuant to this Article) to terminate this Agreement forthwith by providing notice to such effect to Buyer. Notwithstanding anything contained herein to the contrary, in no event shall Buyer be liable for consequential, indirect, incidental, punitive or contingent damages as a result of a default under this Agreement.

        In the event of any default by QIT arising from a failure to deliver UGS pursuant to this Agreement, QIT (subject to QIT's rights to cure its default pursuant to this Article) shall compensate Buyer for all loss or damage actually sustained as a direct result of the failure to deliver but excluding indirect, consequential, punitive or contingent damages of the default Buyer may suffer therewith including, but not limited to, loss of revenue or profits as a result of Buyer's inability to operate, or shut down of its operations, loss of use of equipment, or cost of substitute equipment, claims of third parties, and the like.

ARTICLE XVII. WAIVER OF DEFAULT

        Any failure by either party to give notice in writing to the other party of any breach or default in any of the terms or conditions of this Agreement shall not constitute a waiver thereof, nor shall any delay by either party in enforcing any of its rights hereunder be deemed a waiver of such rights nor shall a waiver by either party of any defaults of the other party be deemed a waiver of any other or subsequent defaults.

ARTICLE XVIII. NOTICE

        Any notice to be given to any party under the terms of this Agreement shall be deemed to have been given if delivered by courier service or transmitted by telecopier to the respective addresses or telecopier numbers given below:

TO QIT:	Attention: Director, Sales & Marketing, Titania Slag and Rutile
QIT-Fer et Titane Inc. ("QIT") c/o Rio Tinto Iron & Titanium Inc. 770 Sherbrooke Street West Suite 1800 Montreal, Quebec Canada, H3A 1G1 Telecopier: 1 (514) 286-9336
TO Buyer:	Attention: Mr. D.I. Rochester, Director of Purchasing
Tioxide Europe Limited Haverton Hill Road Billingham TS23 1PS England Telecopier: 44.1642.376918
With a copy to the Company Secretary

or to such other address or telecopier number as either party shall so designate by providing notice of such other address or telecopier number in accordance with the provisions of this Article. All notices shall be deemed to have been received on the day of delivery, if delivered by courier service or on the day of transmission, if sent by telecopier, during normal business hours (9:00 a.m. to 5:00 p.m.) of the recipient, failing which, such notice shall be deemed to have been received on the next business day.

ARTICLE XIX. ASSIGNMENT

        No party may assign its rights or obligations under this Agreement without the prior written consent of the other party. The preceding sentence shall not apply to assignments made to parents, subsidiaries, or related corporations, partnerships or other entities of the parties hereto, providing that the party executing this Agreement shall remain primarily responsible for performance of its obligations hereunder unless such responsibility is waived in writing by the other party.

ARTICLE XX. ENTIRE AGREEMENT: AMENDMENT, MODIFICATION

        This Agreement states the entire understanding between the parties hereto with respect to the subject matter hereof, and there are no agreements or understandings, oral or written expressed or implied with reference to the subject matter hereof that are not merged herein or superseded hereby. This Agreement may not be changed, modified or supplemented in any manner orally or otherwise except by an instrument in writing signed by a duly authorized representative of each of the parties hereto. The parties recognize that, for administrative purposes, documents such as purchase orders, acknowledgments, invoices and similar documents may be used during the Term of this Agreement. In no event shall any term or condition contained in any such administrative documents be interpreted as amending or modifying the terms of this Agreement whether such administrative documents are signed or not.

ARTICLE XXI. GOVERNING LAW

        This Agreement shall, in all respects, be governed by and construed in accordance with the laws of England, to the exclusion of the United Nations Convention on the International Sale of Goods.

ARTICLE XXII. CONFIDENTIALITY

        This Agreement and information obtained by one party from the other by virtue of this Agreement, shall remain confidential and shall not be disclosed to any third party without the prior written consent of the other party, unless such information is publicly available, or previously known to the recipient or is required to be disclosed by law.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective representatives, as of the day and year first above written.

QIT-FER ET TITANE INC.		TIOXIDE EUROPE LIMITED
By:	/s/ JAMES D. NAMENY	By:	/s/ R.A. LOUW
Name:	James D. Nameny	Name:	R.A. Louw
Title:	Director	Title:	Senior VP Commercial

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UGS SALES AGREEMENT